EXHIBIT 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities

Place of Incorporation

Subsidiaries:

Jingdong Technology Group Corporation	Cayman Islands
Jingdong Logistics Group Corporation	Cayman Islands
Jingdong Express Group Corporation	Cayman Islands
Jingdong E-Commerce (Express) Hong Kong Co., Ltd.	Hong Kong
Jingdong E-Commerce (Trade) Hong Kong Co., Ltd.	Hong Kong
Jingdong E-Commerce (Logistics) Hong Kong Co., Ltd.	Hong Kong
JD.com International (Singapore) Pte. Ltd.	Singapore
JD.com International Limited	Hong Kong
JD.com E-commerce (investment) Hong Kong Co., Ltd.	Hong Kong
JD.com Investment Limited (including subsidiaries)	British Virgin Islands
Beijing Jingdong Century Trade Co., Ltd. (including subsidiaries)	PRC
Jiangsu Jingdong Information Technology Co., Ltd.	PRC
Chongqing Jingdong Haijia E-commerce Co., Ltd.	PRC
Beijing Jingdong Shangke Information Technology Co., Ltd.	PRC
Tianjin Star East Co., Ltd. (including subsidiaries)	PRC
Shanghai Shengdayuan Information Technology Co., Ltd.	PRC
Xi’an Jingxundi Supply Chain Technology Co., Ltd.	PRC

Consolidated variable interest entities and their subsidiaries:

Beijing Jingdong 360 Degree E-commerce Co., Ltd.	PRC
Jiangsu Yuanzhou E-commerce Co., Ltd.	PRC
Jiangsu Jingdong Bangneng Investment Management Co., Ltd.	PRC
Suqian Jingdong Sanhong Enterprise Management Center	PRC
Xi’an Jingdong Xincheng Information Technology Co., Ltd.	PRC
Beijing Jingbangda Trade Co., Ltd.	PRC
Fortune Rising Holdings Limited	British Virgin Islands